Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Tigo Energy, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock	457(c)	49,692,571	(2)	$15.95	(3)	$792,596,507.45	0.0001102	$87,334.14	(4)
	Equity	Warrants	457(g)	18,750		--		--	--	--	(5)
	Equity	Common Stock underlying Warrants	457(g)	5,768,750	(6)	$15.95	(7)	$92,011,562.50	0.0001102	$10,139.67	(4)
		Common Stock underlying Options	457(g)	41,999	(8)	$15.95	(3)	$669,884.05	0.0001102	$73.82	(4)
Fees Previously Paid	-	-	-	-		-		-		-
Carry Forward Securities
Carry Forward Securities	-	-	-	-				-				-	-	-	-
	Total Offering Amounts									$97,557.63
	Total Fees Previously Paid									--
	Total Fee Offsets									--
	Net Fee Due									$97,557.63

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents the sum of (a) up to 42,833,755 shares of common stock, par value $0.0001 per share (“Common Stock”),issued in connection with closing of the Business Combination (the “Closing”), (b) up to 18,750 shares of Common Stock that are issuable upon the exercise of the Private Placement Warrants, (c) up to 37,500 shares of Common Stock issued at the Closing upon the separation of the private units, (d) up to 41,999 shares of Common Stock underlying stock options of Legacy Tigo, (e) up to 118,021 shares of Common Stock issued to Roth Capital Partners, LLC pursuant to that certain termination letter agreement, (f) up to 1,230,000 shares of Common Stock that were originally issued to the Sponsors (as defined herein) and (g) up to 5,454,545 shares of Common Stock issuable in connection with the exercise of the convertible promissory note held by L1 Energy, in each case, as further described in the prospectus forming part of this registration statement.

(3)	Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the Common Stock on the Nasdaq Stock Market LLC (“Nasdaq”) on June 14, 2023 ($15.95 per share), in accordance with Rule 457(c) of the Securities Act.

(4)	Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0001102.

(5)	In accordance with Rule 457(g) of the Securities Act, the entire registration fee for the Warrants is allocated to the shares of Common Stock underlying the Warrants, and no separate fee is payable for the Warrants.

(6)	Represents the shares of Common Stock that may be issued upon the exercise of the outstanding Warrants, for an exercise price of $11.50 per share of Common Stock.

(7)	Calculated in accordance with Rule 457(g) of the Securities Act, based on the average of the high and low prices of the Common Stock on Nasdaq on June 14, 2023 ($15.95 per share).

(8)	Represents the number of shares of Common Stock issuable upon the exercise of stock options issued under the Tigo Energy, Inc. 2018 Stock Plan.